UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 6, 2019

Blockchain Industries, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51126	88-0355407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

1632 First Ave #325, New York, NY	10028
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 866-995-7521

730 Arizona Ave., Suite 220
Santa Monica, California 90401
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Current Report on Form 8-K/A amends Item 7.01 of the Current Report on Form 8-K filed on June 21, 2019 (the “Original Form 8-K”) soley to incorporate Exhibits 10.1 and 17.1 which were referenced but not filed in the Original Form 8-K. No other changes have been made to the Original Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer

On June 17, 2019, Mr. Patrick Moynihan informed the Board of Directors (the “Board”) of Blockchain Industries, Inc. (the “Company”) that he was resigning from his role as Chief Executive Officer (“CEO”), effective immediately. A copy of his resignation letter (the “Letter of Resignation”) is attached hereto as Exhibit 17.1 to this Current Report on Form 8-K.

In connection with his resignation, Mr. Moynihan entered into a settlement and release agreement with the Company (the “Moynihan Settlement Agreement”) pursuant to which Mr. Moynihan is to be paid (i) Ten Thousand United States Dollars ($10,000) cash by June 17, 2019, (ii) Fifteen Thousand United States Dollars ($15,000) by July 7, 2019, and (iii) Sixty Two Thousand United States Dollars ($62,000) by September 30, 2019. Additionally, Mr. Moynihan agreed to return Seven Million (7,000,000) shares of the Company’s common stock (the “Moynihan Shares”). This return of shares is expected to be completed by June 19, 2019. Of the Moynihan Shares, Five Hundred Thousand (500,000) (the “Escrowed Property”) are to be held in escrow and shall be released to Mr. Moynihan if the Company is to consummate a transaction with the Blockchain Exchange Alliance (including any wholly-owned subsidiary thereof, “BXA”) prior to December 31, 2020 wherein BXA purchases, in one or more transactions, greater than fifty one percent (51%) of the Company’s common equity (or preferred equity which converts into greater than said percentage of common equity) (a “Qualified Transaction”). In the event that a Qualified Transaction does not occur by the date specified, the Escrow Property shall be delivered to the Company and the Company shall be permitted to take any and all actions necessary or advisable to return the Escrowed Property to the treasury.

Appointment of Chief Operating Officer and Interim Chief Executive Officer

On June 6, 2019, the Board of the Company appointed Mr. Paul Kim as the Company’s Chief Operatizing Officer (“COO”). On June 14, 2019, the Board further appointed Mr. Kim as the Company’s Interim Chief Executive Officer.

Paul Kim, age 49

Mr. Kim, combines over 2 years of experience in the blockchain and crypto-currency industry in executive management, following a 12 year career as computer game industry executive focused on virtual currencies and economies. Previously, he had been involved in 6 gaming and blockchain businesses holding positions including Chief Executive Officer, Chief Operating Officer and EVP of Business Development & Licensing. From 2004 to 2008, Mr. Kim was the COO and co-founder of GoPets, Ltd., a gaming software development company, which built a virtual pet social network out of Seoul, South Korea. From 2008 to 2009, he was VP of Business Development for Affinity Media during which time they purchased the two largest gaming digital asset trading platforms in the world, Itemmania and Itembay. From 2009 to 2012, he was VP of Licensing for Gazillion Entertainment, a game software development company featuring titles such as Jumpgate Evolution, Marvel Superhero Squad and Marvel Universe, all built around a virtual economy system. From 2012 to 2014, he was VP of Licensing and promoted to CEO of Xfire, Inc., the world's largest online game community site with over 24 million registered users worldwide where he pivoted the business to an online game tournament platform built on a virtual token system. From 2014 to 2016, he served as COO of Oomba, Inc. a SaaS based tournament software business which built eSports and online tournament centers and events. In 2017, he shifted into the blockchain industry and was a founding member of DNA (Distributed Network Advisors), a globally recognized advisory business in blockchain and cryptocurrencies which led to his role as Managing Director of Blockchain Projects for Blockchain Industries Inc. in March of 2018. He has a Bachelor of Science degree in International Business from the University of Colorado, Boulder and an MBA from Pepperdine Graziadio School of Business.

There is no arrangement or understanding between Mr. Kim and any other persons pursuant to which Mr. Kim was selected as an officer. There are no family relationships between Mr. Kim and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”). Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Mr. Kim had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

The above descriptions of the Moynihan Settlement Agreement and the Letter of Resignation do not purport to be complete and are qualified in their entirety by the full text of such documents, filed herewith as Exhibits 10.1 and 17.1, respectively.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement by and between the Company and Patrick Moynihan, dated June 7, 2019

17.1	Letter of Resignation from Patrick Moynihan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Blockchain Industries, Inc.

Date: June 24, 2019	By:	/s/ Paul Kim
Name: Paul Kim Title: Chief Operating Officer

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